Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS STRONG GROWTH IN FIRST QUARTER AND INCREASES FULL YEAR GUIDANCE

•                  EARNINGS UP 63 PERCENT ON 32 PERCENT REVENUE GROWTH

•                  FIRST QUARTER NEW AWARDS UP 28 PERCENT TO $5.7 BILLION

•                  BACKLOG CLIMBS 33 PERCENT TO RECORD $31.5 BILLION

•                  EPS GUIDANCE RAISED TO RANGE OF $6.25 TO $6.55

IRVING, TEXAS – May 12, 2008 – Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2008.  Net earnings for the first quarter rose 63 percent to $138 million, from $85 million in the first quarter of 2007.  Earnings per diluted share were $1.50, compared with $0.94 per diluted share for the same period last year.  Operating profit for the quarter grew by 40 percent to $249 million, compared with $177 million in the first quarter of 2007.  With the exception of the Government segment, all business segments posted substantial growth over last year.  Operating margin rose to 5.2 percent, compared with 4.9 percent a year ago.   Revenue increased 32 percent to $4.8 billion, up from $3.6 billion in the first quarter of 2007.

New project awards for the first quarter were $5.7 billion, up 28 percent from $4.5 billion a year ago.  The current quarter included $4.3 billion in Oil & Gas awards with the balance representing orders across the other four segments.  Consolidated backlog rose to $31.5 billion, up 33 percent from a year ago, setting yet another new company record.

“Fluor’s key clients continue to make substantial investments in major new energy, industrial and infrastructure projects globally,” said Chairman and Chief Executive Officer, Alan Boeckmann.   “With robust new award levels, a growing backlog and world-class execution capabilities, our outlook is increasingly positive and we expect substantial expansion in both revenue and earnings in 2008.”

Corporate G&A expense for the quarter was $40 million, compared with $45 million in the first quarter of 2007.  Fluor’s financial position continues to strengthen, with cash and marketable securities growing to $1.9 billion, up from $1.1 billion a year ago.

Outlook

As a result of substantial new awards, a solid list of major prospects and strong earnings momentum in the first quarter, the company is increasing its full year guidance for 2008 Earnings Per Share to a range of $6.25 to $6.55, up from the previous range of $5.10 to $5.50 per share.  This guidance is not adjusted for the effect of the recently announced two-for-one stock split, which will be completed at a later date.

Business Segments

Fluor’s Oil & Gas segment reported first quarter 2008 revenue of $2.6 billion, up 55 percent from $1.7 billion in the first quarter of 2007.  Operating profit grew to $138 million, up 56 percent over 2007.   Results reflect the significant level of new project awards over the last few years and the accompanying increase in project execution activity.  New oil, gas and petrochemical awards in the first quarter totaled $4.3 billion, including a major refinery upgrade for Total Petrochemical U.S.A. and a large-scale polysilicon production facility for LDK Solar Co. in China.  Ending backlog at March 31, 2008 for Oil & Gas rose to $20.4 billion, a 46 percent increase from a year ago.

Fluor’s Industrial & Infrastructure segment reported revenue of $796 million in the quarter, essentially level with last year.  Operating profit was $29 million, a 39 percent increase over the first quarter a year ago.  Improved profit generation reflects strong operating performance across the segment.  New awards for the quarter were $386 million, bringing ending backlog to $5.7 billion, up 9 percent from $5.2 billion a year ago.

Revenue for the Government segment was $280 million for the first quarter, compared with $346 million a year ago.  Operating profit was $8 million, down from $16 million a year ago, reflecting reduced contributions from various projects which largely concluded in 2007.  First quarter new awards totaled $99 million, and ending backlog was essentially flat with a year ago at $538 million.  Subsequent to the end of the first quarter, formal protests on both the Savannah River and LOGCAP IV contract awards were favorably resolved.  Upon completion of a 90 day transition period on Savannah River, the company will begin work at the site.  For LOGCAP IV, the company will bid on individual task orders which, if awarded, will be booked as new awards at that time.

The Global Services segment reported an 11 percent increase in revenue to $706 million in the first quarter, primarily due to growth in the equipment services business line.  Operating profit for the segment grew by 14 percent to $54 million, compared with $47 million last year.  New awards were $637 million and backlog rose to $2.6 billion at the end of the first quarter.

Fluor’s Power segment reported a 104 percent increase in revenue to $422 million, up substantially from $206 million in the first quarter of 2007.  Operating profit grew to $21 million in the first quarter, a fourfold increase over 2007, reflecting good progress on the segment’s key projects.  Power segment new awards were $290 million, bringing backlog to $2.2 billion which is up 58 percent over the first quarter of 2007.

First Quarter Call

Fluor will host a conference call at 5:30 p.m. Eastern Daylight Time on Monday, May 12, which will be webcast live on the internet, along with a supplemental slide presentation, and can be accessed by logging onto http://investor.fluor.com and clicking on the “webcast” link for this event.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $16.7 billion in 2007.  For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: the cyclical nature of many of the markets the Company serves; difficulties or delays incurred in the execution of contracts, including performance issues caused in whole or in part by our joint venture or teaming partners, resulting in cost overruns or liabilities; the Company’s ability to hire and retain qualified personnel; customer cancellations of, or scope adjustments to, existing contracts; the ability of the government to unilaterally terminate the Company’s contracts; failure to achieve projected backlog, revenue and/or earnings levels; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; the Company’s failure to receive anticipated new contract awards; competition in the industry; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; the potential impact of certain tax matters including, but not limited to, those from foreign operations and any audits by tax authorities; changes in global business, economic, political and social conditions; civil unrest, security issues, labor conditions or other unforeseeable events in the countries in which we do business;  decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, or delays or default in payment, by the Company’s clients; the impact of environmental, health, safety, anti-bribery, international trade or other laws and regulations; and possible limitations on bonding capacity. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A.Risk Factors” in the Company’s Form 10-K filed on February 29, 2008. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED MARCH 31	2008	2007
Revenue	$4,807.0	$3,641.8
Cost and Expenses:
Cost of Revenue	4,557.9	3,464.3
Corporate G&A	39.5	45.4
Net Interest Income	(12.1)	(4.2)
Total Cost and Expenses	4,585.3	3,505.5
Earnings before Income Taxes	221.7	136.3
Income Tax Expense	83.7	51.7
Net Earnings	$138.0	$84.6
Basic Earnings per Share
Net Earnings	$1.57	$0.97
Weighted Average Shares	87.8	87.0
Diluted Earnings per Share
Net Earnings	$1.50	$0.94
Weighted Average Shares	91.8	89.9
New Awards	$5,698.9	$4,463.5
Backlog	$31,458.0	$23,707.0
Work Performed	$4,604.3	$3,548.0

BUSINESS SEGMENT FINANCIAL REVIEW

THREE MONTHS ENDED MARCH 31	2008	2007
Revenue
Oil & Gas	$2,603.3	$1,681.6
Industrial & Infrastructure	796.2	773.3
Government	279.7	346.0
Global Services	706.2	634.6
Power	421.6	206.3
Total revenue	$4,807.0	$3,641.8

	$	%	$	%
Operating Profit Margin $ and %
Oil & Gas	$137.5	5.3	$88.3	5.3
Industrial & Infrastructure	29.4	3.7	21.1	2.7
Government	7.7	2.8	16.4	4.7
Global Services	53.5	7.6	46.9	7.4
Power	21.0	5.0	4.8	2.3
Total Operating Profit Margin $ and %	$249.1	5.2	$177.5	4.9

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	MARCH 31, 2008	MARCH 31, 2007
Cash and Marketable Securities	$1,884.8	$1,108.3
Total Current Assets	4,451.6	3,428.8
Total Assets	6,172.3	5,043.5
Total Short-Term Debt	307.2	376.8
Total Current Liabilities	3,129.9	2,464.6
Long-term Debt	17.7	212.3
Shareholders’ Equity	2,405.2	1,759.7

Total Debt to Capitalization %	11.9%	25.1%
Shareholders’ Equity Per Share	$27.15	$19.96

SELECTED CASH FLOW ITEMS

($ in millions)

	THREE MONTHS ENDED MARCH 31
	2008	2007

Cash Provided by Operating Activities	$212.9	$167.8

Investing Activities
Capital Expenditures	(58.8)	(48.5)
Net Purchases of Marketable Securities	(218.8)
Other Items	8.2	10.0
Cash Utilized by Investing Activities	(269.4)	(38.5)

Financing Activities
Non-Recourse Project Financing	-	28.2
Cash Dividends	(22.2)	(35.0)
Other Items	16.2	6.4
Cash Utilized by Financing Activities	(6.0)	(0.4)

Effect of Exchange Rate Changes on Cash	16.6	3.3

Increase (decrease) in Cash and Cash Equivalents	$(45.9)	$132.2

Depreciation	$37.6	$34.6

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED MARCH 31	2008		2007		% Chg

Oil & Gas	$4,287	75%	$2,905	65%	48%
Industrial & Infrastructure	386	7%	414	9%	(7)%
Government	99	2%	127	3%	(22)%
Global Services	637	11%	757	17%	(16)%
Power	290	5%	261	6%	11%

TOTAL NEW AWARDS	$5,699	100%	$4,464	100%	28%

BACKLOG TRENDS

($ in millions)

AS OF MARCH 31	2008		2007		% Chg

Oil & Gas	$20,413	65%	$13,961	59%	46%
Industrial & Infrastructure	5,709	18%	5,244	22%	9%
Government	538	2%	548	2%	(2)%
Global Services	2,575	8%	2,548	11%	1%
Power	2,223	7%	1,406	6%	58%

TOTAL BACKLOG	$31,458	100%	$23,707	100%	33%

United States	$14,539	46%	$9,177	39%	58%
The Americas	1,651	5%	3,039	13%	(46)%
Europe, Africa and the Middle East	12,465	40%	10,495	44%	19%
Asia Pacific	2,803	9%	996	4%	181%

TOTAL BACKLOG	$31,458	100%	$23,707	100%	33%

(FLRF)